UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

INFORMATION SYSTEMS ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Florida	333-142429	65-049317
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

819 SW Federal Highway Stuart, FL	34994
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 403-2992

___________________________________________________
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2012, William Nelson was terminated as the Chief Operating Officer of Information Systems Associates, Inc. (“ISA”). Mr. Adrian Goldfarb was appointed Chief Operating Officer effective January 2, 2013 (“Effective Date”).

Mr. Goldfarb has been the Company’s President and Chief Financial Officer since July 1, 2012 and has served as a director of the Company since May 2010. From February 2008 until May 2012, Mr. Goldfarb was the Chief Financial Officer of Ecosphere Technologies, Inc. On May 12, 2012, Mr. Goldfarb ceased being a full-time employee of Ecosphere and until October 2, 2012 was serving as Ecosphere’s Chief Financial Officer on a consulting basis. From December 2007 until December 19, 2008, Mr. Goldfarb was the President of WSR Consulting, Inc., which we refer to as “WSR,” a consulting services company. From February 2008 through December 2008, WSR also provided Chief Financial Officer services to Ecosphere and Mr. Goldfarb was a consultant. Beginning December 2008, he became a full-time employee of Ecosphere when he resigned from his position as President of WSR Consulting. Mr. Goldfarb has been a director of GelStat Corp since April 2008.  Mr. Goldfarb is 55 years old.

Additionally, on December 20, 2012, Jacquelyn Bolles was appointed the Company’s Chief Financial Officer as of the Effective Date. Ms. Bolles will replace Mr. Goldfarb who will remain as President and serve as Chief Operating Officer beginning on the Effective Date. Since December 2010, Ms. Bolles has served as the Director of Corporate Accounting at The WSR Group, a professional services company and an affiliate of WSR. From February 2007 until December 2010, Ms. Bolles was the Vice President of Finance at AsgardHealth, LLC, a behavioral health company. Ms. Bolles is a Certified Public Accountant in Florida and is 52 years old. Ms. Bolles is receiving a salary of $75,000 per year.

(1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Information Systems Associates, Inc.

Date: December 26, 2012

By: /s/ Joseph P. Coschera

Name: Joseph P. Coschera

Title: Chief Executive Officer